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EXHIBIT 4.1  -  GERBER SCIENTIFIC, INC.1992 EMPLOYEE STOCK PLAN, AS AMENDED
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                            GERBER SCIENTIFIC, INC.
                           1992 EMPLOYEE STOCK PLAN,
                                  AS AMENDED

                                                                     EXHIBIT 4.1

                                   ARTICLE 1
                                  DEFINITIONS

1.1    Board shall mean the Board of Directors of the Company.

1.2 Bonus Shares shall mean shares of Common Stock granted to a participant under Article 9 of this Plan.

1.3 Change of Control shall mean (i) the acquisition by any person (including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act but excluding the Company or any of its subsidiaries or any person who or which was the beneficial owner on August 20, 1992 (the date the Board initially adopted this Plan), as reflected in a Schedule 13D or a Schedule 13G filed with the Securities and Exchange Commission as of such date, of more than 6% of the combined voting power of the Company's then outstanding voting securities) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company's then outstanding voting securities; (ii) the first purchase of shares of Common Stock pursuant to a tender offer or an exchange offer, other than an offer by the Company or any of its subsidiaries; or (iii) approval by shareholders of the Company of a merger, consolidation, liquidation or dissolution of the Company, or of the sale of all or substantially all of the assets of the Company.

1.4    Code shall mean the Internal Revenue Code of 1986, as amended.

1.5 Committee shall mean those members of the Board who are appointed by the Board to administer this Plan in accordance with the provisions of
       Article 5 of this Plan.

1.6 Common Stock shall mean the Common Stock, $1.00 par value, of the Company.

1.7 Company shall mean Gerber Scientific, Inc., its Subsidiaries and their successors and assigns.

1.8    Effective Date shall have the meaning ascribed to such term in Section
       2.2 of this Plan.

1.9    Employee shall mean any employee of the Company or any Subsidiaries.

1.10   Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

1.11 Fair Market Value shall mean, as applied to a specific date, the closing price for the Common Stock on such date as reported in the New York Stock Exchange-Composite Transactions by The Wall Street Journal, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. If the Common
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       Stock is not listed and traded on the New York Stock Exchange, the Fair
       Market Value shall mean, as applied to a specific date, the closing price for the Common Stock on such date as reported on such other principal United States securities exchange registered under the Exchange Act on which the Common Stock is listed, or if the Common Stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of Common Stock on the National Association of Securities Dealers, Inc. Automated Quotations System.

1.12 Grant shall mean, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Shares, Bonus Shares and/or Performance Units.

1.13 Grant Agreement shall mean the written agreement evidencing the grant of an Option, Restricted Shares, Bonus Shares and/or a Performance Unit entered into between a Participant and the Company pursuant to this Plan. The Committee may designate any Grant Agreement evidencing only the grant of an Option as an Option Agreement.

1.14 Grant Date shall mean, with respect to a particular Grant, the date as of which such Grant is granted by the Committee pursuant to this Plan or, in the case of a Reload Option, the date on which the Original Option is exercised.

1.15 Incentive Stock Option shall mean any Option granted under this Plan which the Committee intends (at the time it is granted) to be an Incentive Stock Option within the meaning of Section 422 of the Code.

1.16 Insider Participant shall mean any individual who is selected by the Committee to receive Grants under the Plan and who is subject to the requirements of Section 16(a) of the Exchange Act, and the rules and regulations thereunder.

1.17 Noninsider Participant shall mean any person who is selected by the Committee to receive Grants under the Plan who is not an Insider Participant.

1.18 Nonqualified Option shall mean any Option granted under this Plan which is not an Incentive Stock Option.

1.19 Option shall mean the right of a Participant to purchase shares of Common Stock in accordance with the provisions of this Plan and such term shall include Nonqualified Options, Reload Options and Incentive Stock Options, unless otherwise indicated.

1.20 Option Period shall have the meaning ascribed to such term in Section 6.5 of this Plan.

1.21 Option Price shall mean the price per share of Common Stock to be paid by a Participant upon exercise of an Option, as stated in the Grant Agreement.

1.22   Original Option shall have the meaning ascribed to such term in Section
       6.9 of this Plan.
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1.23   Participant shall mean any Employee who satisfies the eligibility requirements of Article 3 of this Plan and who is selected by the Committee to receive a Grant under this Plan.

1.24 Performance Unit shall have the meaning set forth in Section 7.1 of this Plan.

1.25 Plan shall mean the Gerber Scientific, Inc. 1992 Employee Stock Plan, As Amended and any amendments thereto.

1.26 Reload Option shall have the meaning ascribed to such term in Section 6.9 of this Plan.

1.27 Restricted Shares shall mean shares of Common Stock granted to a Participant under Article 8 of this Plan that are subject to restrictions and to a risk of forfeiture.

1.28 Retirement shall mean termination of employment, for reasons other than Permanent Disability or death: (1) at any time on or after the Participant's fifty-fifth birthday provided that such Participant has completed at least ten Vesting Years as that term is defined in the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan or any successor thereto (the "Pension Plan"), or (2) the normal retirement age pursuant to the Pension Plan or (3) if the Company does not maintain a pension or retirement plan, at any time on or after the Participant's sixty-fifth birthday.

1.29 Subsidiary shall mean any corporation or other business entity in which the Company directly or indirectly owns fifty percent or more of the outstanding voting stock or other ownership interest.

1.30 Permanent Disability shall mean "permanent and total disability" as provided in Section 22(e)(3) of the Code.

                                   ARTICLE 2
                                    PURPOSE

2.1 Purpose. The purpose of this Plan is to offer as an additional incentive to the officers and other key Employees who are the most responsible for the growth and success of the Company and its Subsidiaries, the opportunity to increase their proprietary interest in the Company under conditions which will encourage their continued employment in the service of the Company or its Subsidiaries and to recognize and reward their contribution to creating shareholder value.

2.2 Effective Date. This Plan initially became effective August 20, 1992. No Incentive Stock Options, Nonqualified Options (other than Reload Options automatically granted pursuant to the Committee's specification made in accordance with Section 6.9 prior to August 20, 2002), Restricted Shares or Bonus Shares shall be granted under this Plan after August 19, 2002.
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                                   ARTICLE 3
                                  ELIGIBILITY

3.1 Persons Eligible. Grants may be made only to Employees who are key Employees (which term shall be deemed to include officers) who on the grant date (i) are employed by the Company or any of its Subsidiaries and
       (ii) have managerial, supervisory, professional, scientific, engineering or similar responsibilities. A Director of the Company or any Subsidiary who is not also an Employee shall not be eligible to receive a Grant. During the term of this Plan, Grants may be made to eligible Employees whether or not they hold or have held Grants under this Plan or Options under previously adopted plans.

       The Committee shall determine, in its sole discretion, who is a key Employee and its decision shall be final, binding and conclusive.

                                   ARTICLE 4
                       COMMON STOCK COVERED BY THE PLAN

4.1 Plan Maximums. Subject to adjustment as provided in Section 4.4 of this Plan, the aggregate number of shares of Common Stock with respect to which Options, Restricted Shares and Bonus Shares may be granted under this Plan shall be 5,000,000 shares and the aggregate number of Restricted Shares or Bonus Shares which may be granted under this Plan shall be 200,000. In addition, if any Restricted Share, Bonus Share or Option expires, is terminated unexercised, is forfeited, or is surrendered or is otherwise withheld to pay the exercise price of options or other awards issued under this Plan or to satisfy the tax withholding obligations under these awards, then such Restricted Share, Bonus Share and/or the number of shares of Common Stock covered by such Option shall again be available for grant under this Plan.

       The aggregate number of Performance Units that may be granted under this Plan shall be 2,000,000, subject to adjustment as provided in Section 4.4 of this Plan. The payment of cash under any Performance Unit shall not be deemed to result in the issuance of any shares of Common Stock.

4.2 Limitation on Grants Per Participant. The maximum number of shares of Common Stock with respect to which Options, Restricted Shares and Bonus Shares may be granted under this Plan to any Participant shall not exceed 300,000 shares in any two-year period, subject to adjustment as provided in Section 4.4 hereunder.

4.3    Source of Shares. The shares to be issued upon exercise of Options granted under this Plan shall be made available, at the discretion of the Board, either from the authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares purchased in the open market.
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4.4    Adjustments to Grants. In the event that the number of outstanding shares of Common Stock is changed by reason of a split-up or combination or an exchange of shares or recapitalization or by reason of a stock dividend, merger, consolidation, reorganization, liquidation or the like, the number of shares for which Options, Restricted Shares and Bonus Shares may thereafter be granted under this Plan, the number of shares then subject to Options theretofore granted under this Plan, the price per share payable by the Participant upon exercise of such Options, the number of Performance Units which may thereafter be granted under this Plan, the number of Performance Units then granted under this Plan and the amount of cash payable by the Company pursuant to a Performance Unit and the number of Restricted Shares and Bonus Shares theretofore granted under this Plan, shall be adjusted proportionately so as to reflect such change.

                                   ARTICLE 5
                          ADMINISTRATION OF THE PLAN

5.1 Committee. The Plan shall be administered by the Committee, which shall be composed of not less than two members of the Board appointed by the Board and serving at the Board's discretion.

5.2 Powers of Committee. The Committee may interpret this Plan, prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of this Plan, and make such other determinations under, and interpretations of, this Plan, and take such other action, as it deems necessary or advisable. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive upon all parties.

5.3 Action by Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee shall also have express authority to hold Committee meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other.

5.4 Discretion to Determine Grants. Subject to the provisions of this Plan, the Committee shall have the authority in its sole discretion from time to time to:

       (a) determine and designate those key Employees to whom Grants are to be made;

       (b)  authorize and make Grants;

       (c) determine the number of Options granted pursuant to any Grant Agreement and the number of shares of Common Stock subject to each Option, the Option Price thereof, and whether the Options covered thereby are Incentive Stock Options or Nonqualified Stock Options; provided, however, that the Committee shall not have the authority to reduce the Option Price of any Option once such Option is granted under this Plan;
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       (d)  determine the number of Performance Units granted to any
       Participant;

       (e) determine the number of Restricted Shares granted to any Participant;

       (f)  determine the number of Bonus Shares granted to any Participant; and

       (g) determine the time or times when and the manner in which each Option shall be exercisable;

       (h) determine the time or times when, and the conditions to and the manner in which, each Performance Unit shall be paid;

       (i) establish the criteria, including but not limited to performance-based criteria, for the vesting and/or acceleration of the vesting of Grants;

       (j) determine the duration of the Option Period for each Option and the duration of each Performance Unit;

       (k) determine the terms, conditions and restrictions on Restricted Shares including terms and conditions relating to the disposition or transfer of such Restricted Shares and the forfeitability of such Restricted Shares;

       (l) determine the terms, conditions and restrictions, if any, on Bonus Shares; and

       (m) make all other determinations deemed necessary or advisable for the administration of this Plan. In making these determinations, the Committee may take into account the nature of the services rendered by respective Employees, their present and potential contributions to the success of the Company and such other factors as the Committee in its discretion shall deem relevant.

       The Committee may, in its discretion, treat all or any portion of any period during which a Participant is on military or on an approved leave of absence from the Company as a period of employment of such Participant by the Company, for purposes of accrual of his rights under his Grants.

5.5 Indemnification. Current and past members of the Board or Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be or become a party or in which such member may be or become involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such member in settlement thereof (with the Company's written approval) or paid by such member in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such member's lack of good faith. Indemnification pursuant to this provision is subject to the condition that, upon the institution of any claim, action, suit or proceeding against such member, such member shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and
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       defend it on such member's behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such member may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such member harmless.

5.6 Reliance. Each member of the Board or of the Committee, and each officer and Employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of this Plan by any appropriate person or persons. In no event shall any current or past member of the Board or Committee, or an officer or Employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

5.7 Agents. In administering this Plan, the Committee may employ accountants and counsel (who may be the independent auditors and outside counsel for the Company) and other persons to assist or render advice to it, all at the expense of the Company.

                                   ARTICLE 6
                        TERMS AND CONDITIONS OF OPTIONS

       Each Option granted under this Plan shall be subject to the following terms and conditions:

6.1 Grant Agreement. A proper officer of the Company and each Participant shall execute a Grant Agreement which shall set forth the Grant Date of the Option (unless it is a Reload Option in which case the Grant Date shall be the date on which the Original Option is exercised), the total number of shares of Common Stock subject to Option to which such Grant Agreement pertains, the Option Price, whether it is a Nonqualified Option or an Incentive Stock Option, the time or times when the Option vests and becomes exercisable, the duration of the Option Period, and such other terms, conditions, restrictions, and privileges as the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions, and provisions of this Plan.

6.2    Option Price.

       (a) Incentive Stock Options. The price per share of Common Stock subject to an Incentive Stock Option shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date of such Incentive Stock Option, except as provided in Section 6.10(c) below.

       (b) Nonqualified Options. The price per share of Common Stock subject to a Nonqualified Option shall be no less than one hundred percent (100%) of the Fair Market Value of the Company's Common Stock on the Grant Date of such Nonqualified Option.

6.3    Vesting and Exercise of Options. (a) Except as otherwise provided in this
       Article 6 of this Plan, an Option granted hereunder shall vest and become exercisable at such times, under such conditions, and in such manner as the Committee shall determine and specify in the Grant Agreement. Pursuant to the terms of the Grant Agreement or otherwise, the Committee may exercise discretion to change the date on which an outstanding Option vests and becomes exercisable; provided, however, that a vesting date
                                      --------  -------
       designated in a Grant Agreement may not be changed to a later date without the consent of the Participant.

       (b) Upon vesting of an Option, the Option may be exercised in whole or in part, but only with respect to whole shares of Common Stock, during the Option Period determined in accordance with Sections 6.5 through 6.7. An Option shall be exercised by (a) written notice to the Committee of the intent to exercise the Option with respect to a specified number of shares of Common Stock and (b) payment for such shares as specified in
       Section 6.8 of this Plan.

6.4 Sales of Stock Underlying Options. Notwithstanding anything in the Plan to the contrary, except in the case of sales by an executor or administrator of the estate of a deceased Insider Participant, shares of Common Stock acquired through the exercise of an Option granted hereunder to an Insider Participant may not be disposed of until a date at least six months after the Grant Date of such Option as specified in the Grant Agreement, unless such disposition would not otherwise result in liability under Section 16(b) of the Exchange Act.

6.5 Option Period. Each Grant Agreement shall specify the period during which an Option may be exercised (the "Option Period") and shall provide that the Option shall expire at the end of such Option Period. However, in no event shall an Option granted under this Plan be exercisable later than ten (10) years from the Grant Date. Subject to the terms of Section 6.7 of this Plan, an Option granted pursuant hereto may be exercised only while a Participant remains employed by the Company or its Subsidiaries.

6.6 Accelerated Vesting in the Event of Death, Permanent Disability, Retirement, or Change of Control.

       (a) An Option granted under this Plan that is not fully vested and exercisable as of the date the Participant terminates his employment with the Company because of his death or Permanent Disability shall become fully vested and immediately exercisable on such date and may be exercised as provided in Section 6.7.

       (b) In the event of termination of employment due to Retirement, an Option or part thereof, to the extent it would vest and become exercisable within two years from the date of Retirement, without regard to any provisions in the Grant Agreement relating to accelerated vesting upon attainment of performance goals, shall vest and become immediately exercisable upon the Participant's termination of employment and may be exercised by the Participant as provided in Section 6.7. In addition, in the event a Grant Agreement includes provisions with respect to accelerated vesting upon attainment of performance goals, and as of the date of such Participant's termination of employment due to Retirement the Company has completed a performance period and attained the applicable performance goals relating to such performance period as described in the Grant Agreement, but the Committee has not yet certified the attainment of such performance goals, then the Participant shall become vested upon such certification in such Options as have become vested upon the attainment of such performance goals (as determined under the terms of the Grant Agreement), and such Options may be exercised by the Participant as provided in Section 6.7.

       (c)   In the event of a Change of Control of the Company, as defined in
       Section 1.3, all unexercised outstanding Options under this Plan shall vest and become immediately exercisable in full and may be exercised at any time on and after the first day following the date of public disclosure of a Change of Control, provided the Option is exercised within the option period determined in accordance with Sections 6.5 and
       6.7 of this Plan, except that in the case of a Change of Control by reason of merger, consolidation, liquidation, dissolution or sale of all or substantially all of the assets of the Company, such Options shall become exercisable and may be exercised as of the effective date of such merger, consolidation, liquidation, dissolution or sale of all or substantially all assets and, if not exercised, shall expire on such date. Notwithstanding the foregoing, in the event of a merger, consolidation, liquidation, dissolution or sale of all or substantially all of the assets of the Company, the expiration of an unexercised Option as of the effective date of such event shall occur only if the Participant has received notice by registered or certified mail, return receipt requested, of such proposed event not less than twenty (20) business days in advance of the effective date of the proposed event.

6.7 Exercise in the Event of Death, Permanent Disability, Retirement, or Termination of Employment.

       (a) Death or Permanent Disability. In the event of termination of employment due to death or Permanent Disability, an Option or part thereof may be exercised within five years following the date of death or Permanent Disability, as the case may be, but in no event any later than the expiration date of the Option determined under Section 6.5. In the event of the Participant's death within five years following termination of employment by reason of Retirement or Permanent Disability, the Option may be exercised within the greater of (i) one year following the date of death or (ii) the remainder of the five-year period following the Participant's date of Retirement or Permanent Disability, but in no event any later than the expiration date of the Option determined under Section 6.5.

       (b) Retirement. In the event of termination of employment due to Retirement, an Option or part thereof, to the extent it is exercisable or becomes exercisable in accordance with Section 6.6(b), may be exercised at any time prior to the earlier of (i) the expiration date of the Option determined under Section 6.5, or (ii) five years following the date of Retirement.

       (c) Termination of Employment for Reasons Other than Death, Permanent Disability or Retirement. In the event of the Participant's termination from employment by reason other than death, Permanent Disability or Retirement, an Option may be exercised, only to the extent it was exercisable on the date of such termination, at any time prior to the earlier of (i) the expiration date of the Option determined under Section 6.5, or (ii) thirty (30) days from the date of such termination, unless the Participant's employment is terminated as a result of fraud or other gross misconduct on the part of the Participant (the existence of which shall be determined by the Committee in its sole discretion), in which case such Option shall terminate on the date of such termination of employment. Notwithstanding the forgoing, the Committee, in the exercise of its discretion, may extend such 30-day period, but in no event shall such period be extended beyond the expiration date of the Option determined under Section 6.5.

6.8 Payment of Option Price. No shares of Common Stock shall be issued to any Participant upon exercise of an Option until full payment of the purchase price has been made to the Company and the Participant has remitted to the Company the required federal and state withholding taxes, if any. A Participant exercising an Option shall obtain no rights as a stockholder of the Company until certificates for the shares of Common Stock purchased under such Option are issued to the Participant. At the election of the Participant, payment of the purchase price and/or applicable withholding taxes, if any, may be made in whole, or in part, in shares of Common Stock owned by the Participant for more than six months, excluding Restricted Shares, pursuant to such terms and conditions as may be established from time to time by the Committee (including, without limitation, payment in accordance with a cashless exercise program under which, if so instructed by the Participant, shares of Common Stock may be issued directly to the Participant's broker or dealer upon receipt of the purchase price and all applicable withholding taxes in cash from the broker or dealer). If any such payment is made in shares of Common Stock, such stock shall be valued at one-hundred percent (100%) of Fair Market Value on the day a Participant exercises his or her Option. If the Committee so determines, a Participant need not surrender shares of Common Stock as payment and the Company may, upon the giving of satisfactory evidence of ownership of said shares of Common Stock by Participant, deliver the appropriate number of additional shares of Common Stock reduced by the number of shares required to pay the purchase price and applicable withholding taxes. Such form of evidence shall be determined by the Committee.

6.9    Reload Options.

       (a) Grant of Reload Options. The Committee shall have the authority to, and in its sole discretion may, specify at or after the time of grant of a Nonqualified Option (the "Original Option"), that a Participant shall be automatically granted a Nonqualified Option (a "Reload Option") in the event such Participant exercises all or part of an Original Option within five (5) years of the date of grant of the Original Option, by means of, in accordance with Section 6.8 of this Plan, (i) a cashless exercise program under which shares of Common Stock are issued directly to the Participant's broker or dealer upon receipt of the purchase price and any applicable withholding taxes in cash from the broker or dealer or (ii) surrendering to the Company shares of Common Stock owned by the Participant for more than six months, excluding Restricted Shares, in full or partial payment of the purchase price under the Original Option and any applicable withholding taxes. The grant of Reload Options shall be subject to the availability of shares of Common Stock under this Plan at the time of exercise of the Original Option and to the limits provided for in Sections 4.1 and 4.2 of this Plan.

     (b)   Terms of Reload Options.  Each Reload Option shall:

     (i) entitle the Participant to purchase a number of shares of Common Stock equal to the number of shares of Common Stock directly or indirectly surrendered (in the manner provided in Section 6.9(a) of this Plan) in payment of the purchase price and any applicable withholding taxes, in connection with the exercise of all or any portion of the Original Option;

     (ii) have an Option Price equal to the Fair Market Value of a share of Common Stock on the Grant Date of the Reload Option, which Grant Date shall be the date the Original Option is exercised;

     (iii) vest and become exercisable as determined by the Committee in the exercise of its discretion; provided, however, that in the event of (a) the
                                 -------- --------
     death or Permanent Disability of Participant, (b) the Participant's Retirement or (c) a Change of Control of the Company, shares subject to Reload Options shall vest and become exercisable by the Participant in accordance with Sections 6.6(a), 6.6(b) and 6.6(c), respectively, hereof;

     (iv) be exercisable until the expiration of the Option Period for the Original Option, except to the extent Section 6.7 hereof, the Grant Agreement for the Original Option, or the Committee provides for earlier expiration; and

     (v) have such other terms and conditions as the Committee may determine. In no event shall a Reload Option be exercisable later than the expiration date of the Original Option.

6.10 Additional Terms Applicable to Incentive Stock Options. All Options issued under this Plan as Incentive Stock Options will be subject, in addition to the terms detailed in Sections 6.1-6.8 above, to those contained in this
     Section 6.10.

     (a) Special Limitation on Incentive Stock Option Grants. Except as provided in Section 6.10(b) of this Plan, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock (and stock of a Subsidiary) with respect to which Incentive Stock Options granted under this Plan and stock options that satisfy the requirements of Section 422 of the Code granted under any other stock option plan or plans maintained by the Company (or any Subsidiary) are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 for such year. The foregoing limitation shall not take into account stock options which, by their terms, provide that they shall not be treated as incentive stock options.

     (b)   Special Limitation on Incentive Stock Option Treatment.

     (i) In General. To the extent that, as a result of the rules described in Section 6.6 or otherwise, the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options granted to a Participant are exercisable for the first time during any calendar year exceeds $100,000, such Options shall not be treated as Incentive Stock

     Options or otherwise as stock options which satisfy the requirements of
     Section 422 of the Code.

     (ii) Ordering Rule. Clause (1) shall be applied by taking Incentive Stock Options into account in the order that they were granted.

     (iii)  Allocation Rule.  To the extent that the Fair Market Value of
     Common Stock for which the Participant has been granted an Incentive Stock Option causes the aggregate Fair Market Value of all Common Stock with respect to which the Participant has been granted Incentive Stock Options exercisable for the first time during any calendar year to exceed $100,000, such Option shall be treated as not qualifying as an Incentive Stock Option, and, unless the Company designates which Common Stock acquired by such Option is to be treated as stock acquired pursuant to the exercise of an Incentive Stock Option by issuing a separate certificate (or certificates) for such stock and identifying such certificate (or certificates) as Incentive Stock Option stock in its stock transfer records, an equal proportion of each share of Common Stock acquired pursuant to such Option shall be treated as if acquired pursuant to the exercise of an option that does not satisfy the requirements of Section 422 of the Code.

     (iv) Special Definitions. For purposes of this subsection (b), stock options granted to a Participant under any other stock option plan or plans maintained by the Company (or any Subsidiary) that satisfy the requirements of Section 422 of the Code shall be included within the term Incentive Stock Options, stock of a Subsidiary shall be included within the term Common Stock, and options which, by their terms, provide that they shall not be treated as incentive stock options shall not be taken into account.

     (c) Limits on Ten Percent Shareholders. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to shareholders of the Company or any Subsidiary, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Company at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the earlier of the date determined in accordance with Sections 6.5 through 6.7 or the expiration of five (5) years from the Grant Date of such Incentive Stock Option.

     (d) Federal Income Tax Treatment. A share of Common Stock transferred to a Participant pursuant to his exercise of an Incentive Stock Option shall not be treated as a share transferred pursuant to the exercise of an Incentive Stock Option for federal income tax purposes unless (i) no disposition of such share is made by the Participant within two (2) years from the Grant Date of the Incentive Stock Option nor within one (1) year after the transfer of such share to the Participant, and (ii) at all times during the period beginning on the Grant Date of the Incentive Stock Option and ending on the day three (3) months before the date of exercise of the Incentive Stock Option, the Participant was an Employee of either the Company, a parent of the Company or any Subsidiary. Notwithstanding Section 6.10(d)(ii), an Incentive Stock Option that is exercised within twenty-four (24) months after the Participant's employment ceases as a result of death shall continue to be treated as an Incentive Stock Option and an Incentive Stock Option that is exercised within twelve (12) months after the Participant's employment ceases as a result of a Permanent Disability shall continue to be treated as an Incentive Stock Option. In addition, Section 6.10(d)(i) shall not apply to an Incentive Stock Option exercised after the death of the Participant.

     (e) Notice of Disposition; Withholding; Escrow. A Participant shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two
     (2) years after the Grant Date of such Incentive Stock Option or within one
     (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of, and the price at which such shares were disposed of. The Company or any Subsidiary shall be entitled to withhold from any compensation or other payments then or thereafter due to the Participant such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Participant any additional amounts which may be required for such purpose. The Committee may, in its discretion, require shares of Common Stock acquired by a Participant upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 6.10(e).

                                   ARTICLE 7
                   TERMS AND CONDITIONS OF PERFORMANCE UNITS

     Each Performance Unit granted under this Plan shall be subject to the following terms and conditions:

7.1 Granting of Performance Units. Performance Units may be granted by the Committee in conjunction with Options granted under this Plan. The Committee, in its sole discretion, shall determine the number of Performance Units, if any, granted to a Participant in conjunction with Options granted to the Participant under the Plan. Performance Units shall relate to Options that are granted to a Participant at the same time as the Performance Units are granted and which vest at the same time as the Performance Units or earlier in accordance with the terms of a Grant Agreement as more particularly described in Section 7.2 ("Related Options"). A Performance Unit shall entitle its holder to receive from the Company, subject to realizing certain preestablished performance goals to be set by the Committee and in accordance with the terms of a Grant Agreement as more particularly described in Section 7.2, an amount of cash equal to the sum of:

     (a) the Option Price of one Related Option divided by the difference between 1.00 and the maximum combined federal and Connecticut state income tax rate on the date the Performance Unit becomes vested in accordance with the terms of the Grant Agreement, and

     (b) (i) the Fair Market Value of one share of Common Stock on the earlier of the date on which the Performance Unit becomes vested in accordance with the terms of the Grant Agreement or the date on which the Optionee first exercised a Related Option in accordance with the terms of the Grant Agreement minus the Option Price of such Related Option (the "Spread"), divided by the difference between 1.00 and the maximum combined federal and Connecticut state income tax rate on the earlier of the date the Performance Unit becomes vested or the date on which the Participant first exercised a Related Option, minus (ii) the Spread; provided, however, that in the case of any Performance Unit granted in conjunction with a Related Option that is an Incentive Stock Option, the amount determined under this Section 7.1(b) shall be deemed to be zero.

7.2 Terms of Grant Agreement Relating to Performance Units. A proper officer of the Company and each Participant granted a Performance Unit by the Committee shall execute a Grant Agreement (which may be the same Grant Agreement covering related Options), which shall set forth the Grant Date of the Performance Unit, the total number of Performance Units granted, the performance requirements that shall apply to earning such Performance Units and other conditions under which the Performance Units vest and become payable, restrictions on the disposition of the Performance Units, the conditions under which Performance Units are forfeited, and such other terms, conditions, restrictions and privileges as the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Plan. Each Grant Agreement shall provide that payment under a Performance Unit is subject to the condition that the Participant has previously exercised or simultaneously exercises a Related Option. Subject to Section 7.5 of this Plan, a Performance Unit granted pursuant hereto shall be paid only while a Participant remains employed by the Company or its Subsidiaries.

7.3 Preestablished Performance Goals. A Performance Unit shall not be payable unless a preestablished performance goal relating to such payment has been attained and the Committee has so certified. Such performance goals shall be established for a consecutive twelve-month or longer period (each, a "Performance Period") by the Committee in compliance with Section 162(m) of the Code and regulations thereunder, as amended from time to time. Performance goals shall be determined by the Committee, but must be based on one or more of the following business criteria, each business criteria to be subject to such adjustments for changes in accounting principles and/or other items that are required by generally accepted accounting principles ("GAAP") to be separately disclosed in the Company's financial statements as the Committee may set forth in the preestablished performance goals: return on equity, return on assets, net income and/or earnings per share.

7.4 Limitation on Grant of Performance Units per Participant. The maximum number of Performance Units that may be granted to any Participant shall not exceed 300,000 in any two-year period, subject to adjustment as provided in Section 4.4 hereunder.

7.5 Payment of Performance Units in the Event of Death, Permanent Disability, or Retirement. If, as of the date a Participant terminates his employment with the Company because of his death, Permanent Disability or Retirement, the Company has completed a

     Performance Period and attained the applicable performance goals relating to such Performance Period, but the Committee has not yet so certified, then any outstanding Performance Unit earned by virtue of attaining such performance goals may be paid to the Participant or, in the event of his death to his beneficiary, provided the Participant, or the Participant's beneficiary in the event of the Participant's death, simultaneously exercises or has previously exercised a Related Option.

7.6 Termination of Employment for Reasons Other than Death, Permanent Disability or Retirement. In the event of the Participant's termination from employment by reason other than death, Permanent Disability or Retirement, a Participant shall forfeit any right to receive payment under a Performance Unit that remains outstanding at the time of such termination of employment.

7.7  Restrictions on Performance Units.

     (a) No payment shall be made under any Performance Unit unless (i) the Committee has certified that the performance goal with respect to such Performance Unit has been met, and (ii) the holder of such Performance Unit has previously exercised or simultaneously exercises a Related Option.

     (b) Except as provided in Section 7.5 hereof, if a Participant's employment with the Company is terminated for any reason, all Performance Units granted to such Participant shall terminate and be of no further force or effect.

7.8 Form of Payment for Performance Units. The Company shall make payment under a vested Performance Unit solely in cash.

7.9 No Performance Unit grants after June 17, 1998. No Performance Units shall be granted under this Plan after June 17, 1998.

                                   ARTICLE 8
                               RESTRICTED SHARES

8.1 Restricted Shares. The Committee is authorized to grant Restricted Shares to Participants on the following terms and conditions:

     (a) Grant and Restrictions. Restricted Shares shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine on the Grant Date or thereafter. Except to the extent restricted under any Grant Agreement relating to the Restricted Shares, a Participant granted Restricted Shares shall have all of the rights of a shareholder, including the right to vote the Restricted Shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Shares, the Restricted Shares may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

     (b) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may, in its discretion, in any individual case provide for waiver in whole or in part of restrictions or forfeiture conditions relating to Restricted Shares.

     (c) Certificates for Restricted Shares. Restricted Shares granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares.

     (d) Dividends and Splits. As a condition to a Grant of Restricted Shares, the Committee may require that any cash dividends paid on a share of Restricted Shares be automatically reinvested in additional shares of Restricted Shares or applied to the purchase of additional Grants under this Plan. Unless otherwise determined by the Committee, shares of Common Stock distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such shares of Common Stock or other property has been distributed.

     (e) Effect of Change of Control. Unless the Committee shall determine otherwise at the time of a Restricted Share Grant, any restriction periods and restrictions imposed on Restricted Shares under this Plan shall lapse upon a Change of Control and within ten (10) Business Days the certificates representing the Restricted Shares, without any such restrictions, shall be delivered to the applicable Participant.

                                   ARTICLE 9
                         BONUS SHARES AND OTHER GRANTS

9.1 Bonus Shares and Grants in Lieu of Obligations. The Committee is authorized to grant shares of Common Stock as a bonus, or to grant shares of Common Stock or other Grants in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements ("Bonus Shares"). Bonus Shares or Grants made hereunder shall be subject to such other terms as shall be determined by the Committee.

                                  ARTICLE 10
                           AMENDMENT AND TERMINATION

10.1 Amendment. The Committee, from time to time and without further approval of the shareholders, may amend this Plan in such respects as the Committee may deem advisable; provided, however, that no amendment shall become
                          --------  --------
      effective without prior approval of the shareholders which would (a) materially increase the benefits accruing to Insider Participants; (b) materially increase the number of securities which may be issued under this Plan to Insider Participants; or (c) materially modify the requirements as to eligibility for participation in this Plan to add a class of Insider Participants; provided, further, that any increase in the number of shares available under this Plan for grant as Incentive Stock Options and any change in the designation of the group of Employees eligible to receive Incentive Stock Options under this Plan shall be subject to shareholder approval in accordance with Section 422 of the Code. No amendment shall, without the Participant's (or beneficiary's) consent, alter or impair any of the rights or obligations under any Grant previously made to him under this Plan.

10.2 Termination. Unless terminated sooner, this Plan shall remain in effect for ten (10) years ending on August 19, 2002, and subject to the provisions of Section 2.2 hereof, thereafter for so long as Grants made under this Plan prior to August 20, 2002 (or, on or after such date in the case of Reload Options automatically granted pursuant to the Committee's specification made prior to such date in accordance with Section 6.9) remain outstanding. The Board, without further approval of the shareholders, may terminate this Plan at any time, but no termination shall, without the Participant's (or beneficiary's) consent, alter or impair any of the rights under any Grant previously made to him under this Plan.

                                  ARTICLE 11
                           MISCELLANEOUS PROVISIONS

11.1 No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any shares of Common Stock subject to his Option prior to the date of issuance to him of a certificate or certificates for such shares. No Participant shall have any rights as a shareholder as a result of a grant of Performance Units. Holders of Restricted Shares, however, shall have the rights as a shareholder set forth in Article 8 of this Plan with regard to such Restricted Shares.

11.2 No Rights to Continued Employment. Neither this Plan nor any Grant made under this Plan shall confer upon any Participant any right with respect to continued employment by the Company, nor shall they interfere in any way with the right of the Company, or the right of the Participant, to terminate the employment of the Participant at any time.

11.3 Compliance With Other Laws and Regulations. The Plan, the making of Grants, the exercise of Options and the payment under Performance Units, and the obligation of the Company to sell and deliver shares hereunder, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals as may be required by any government or regulatory agency. The Company shall not be required to issue or deliver any certificates for shares of Common Stock under this Plan prior to (a) the obtaining of any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable, (b) the listing of such shares on any stock exchange on which the Common Stock may then be listed, and (c) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

11.4 No Right to Options, Performance Units, Restricted Shares or Bonus Shares. The making of any Grant pursuant to this Plan shall be entirely in the discretion of the Committee. The adoption of this Plan shall not be deemed to give any person any right to a Grant, except to the extent and upon such terms and conditions as may be determined by the Committee.

11.5 Withholding. It shall be a condition of a Participant's right (a) to exercise Options granted hereunder, (b) to receive any Restricted Shares granted hereunder, (c) to receive payment under a Performance Unit and/or
      (d) to receive Bonus Shares, that the Participant shall pay, consent to the withholding by the Company of, or make other provision satisfactory to the Company for the payment of, any federal, state or other taxes which the Company is obligated to withhold or collect with respect to such exercise or otherwise with respect to such Options or as relates to such Restricted Shares, Bonus Shares or Performance Units. The Company is authorized, at the Participant's election, to pay any such federal, state or other taxes resulting from the exercise of an Option or the grant of Restricted Shares or Bonus Shares, by withholding from the number of shares of Common Stock otherwise issuable upon such exercise and/or from the number of shares of Restricted Shares or Bonus Shares otherwise issuable to the Participant such number of shares that, based on the Fair Market Value of the shares on the date the Option is exercised or the date that Restricted Shares or Bonus Shares are granted (or with respect to Restricted Shares, at the Company's election, based on the Fair Market Value of shares on the date the restrictions lapse), will satisfy such federal, state or other tax.

11.6 Nontransferability of Grants; Restrictions on Transferability of Shares. Options granted under this Plan shall not be transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion may grant Options that can be transferred by gift to or for the benefit of family members of the Participants or that can be transferred without consideration to a trust established by the Participant for his beneficiaries; provided, however, that Options granted in conjunction with
                     --------  -------
      Performance Units shall not be transferable under any circumstances other than by will or by the laws of descent and distribution. Performance Units granted under the Plan shall not be transferable under any circumstances.

      The designation of a beneficiary shall not constitute a transfer. During the lifetime of the Participant, an Option shall be exercisable only by such Participant or, if the Participant is legally incompetent, by the Participant's guardian or legal representative, or, if transferred pursuant to a transfer permitted above, by the transferee of such Participant. During the lifetime of the Participant, a vested Performance Unit shall be payable only to such Participant or, if the Participant is legally incompetent, to the Participant's guardian or legal representative.

       The Committee may also impose such restrictions on the transfer of any Restricted Shares, Bonus Shares and any shares of Common Stock acquired pursuant to the exercise of an Option under this Plan as it may deem advisable, including, without limitation, restrictions pursuant to the federal securities laws or any blue sky or other state securities laws, or under the requirements of any stock exchange upon which such shares of Common Stock are then listed.

11.7 Investment Representation. Each Option shall provide that, upon demand by the Committee, the Participant (or his beneficiary, guardian, legal representative or transferee, as applicable) shall deliver to the Committee at the time any grant is made under this Plan and/or at the time an Option, or any portion of an Option, is exercised, such written representations with respect to the shares to be acquired upon such grant and/or exercise as the Committee may deem necessary to satisfy the requirements of federal or state securities law. Delivery of such representations as may be requested by the Committee pursuant to this
       Section 11.7 shall be a condition precedent to the right of the Participant (or such other person) to receive and/or purchase any shares of Common Stock under this Plan.

11.8 Designation of Beneficiary. Each Participant may, from time to time, designate any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid or transferred in case of his death prior to the distribution of all benefits due the Participant under this Plan. Such beneficiary shall be entitled to exercise any Option that is or becomes vested upon the death of the Participant and shall be entitled to payment under any Performance Unit that is or becomes vested and payable notwithstanding the death of the Participant. Each designation shall revoke all prior designations, shall be in the form prescribed by the Committee, and will be effective only when filed by the Participant with the Committee. In the absence of any such designation at the time of the Participant's death, all outstanding Grants made to the Participant under this Plan that have not previously been transferred as permitted in
       Section 11.6 above shall be transferred, and all benefits due the Participant under this Plan shall be distributed, to his estate. With respect to all outstanding Grants to the Participant under this Plan that have previously been transferred as permitted in Section 11.6 above, all benefits due the transferee under this Plan shall be distributed to such transferee.

11.9 Headings. Any headings preceding the text of the sections of this Plan are inserted for convenience of reference only, and shall neither constitute a part of this Plan nor affect its meaning, construction, or effect.

11.10 Governing Law. All rights under this Plan shall be governed by and construed in accordance with the internal laws (and not the laws relating to the conflict of laws) of the State of Connecticut.

11.11 Pronouns. The use of the masculine gender shall be extended to include the feminine gender wherever appropriate.

                                     -20-